PROSPECTUS SUPPLEMENT NO. 1

Filed Pursuant to Rule 424(b)(3)

(To Prospectus Dated April 25, 2014, as amended)

Registration No. 333-195213

VOLITIONRX LIMITED

3,060,725 Shares of Common Stock

($0.001 par value)

This prospectus supplement supplements information contained in that certain prospectus dated April 25, 2014, as amended, of VolitionRx Limited (the “Company”), relating to the resale from time to time of up to 1,500,000 shares of the Company’s outstanding common stock and up to 1,560,725 shares of the Company’s common stock issuable upon the exercise of outstanding warrants, which are held by certain stockholders and warrant holders named in the prospectus under the section entitled “Selling Stockholders.”  This prospectus supplement should be read in conjunction with the prospectus.  We prepared this supplement based on the information supplied to us by the Selling Stockholders named in the table and we have not sought to verify such information.  Since the date on which the Selling Stockholder provided this information, the Selling Stockholder may have sold, transferred or otherwise disposed of all or a portion of the shares of common stock that he, she or it beneficially owns.

The following amends and supplements the information set forth in the prospectus under the caption “Selling Stockholders” with respect to the Selling Stockholders named below and the respective shares of common stock beneficially owned by such Selling Stockholders that may be offered pursuant to the prospectus:

Name of Selling Stockholder	Position, Office or Other Material Relationship	Shares Beneficially Owned Prior to the Offering	Shares to be Offered	Shares Beneficially Owned After the Offering	Percentage Beneficially Owned after the Offering
David R. Morgan		25,000	25,000	0	0.00%
Sean Marconi		12,500	12,500	0	0.00%
OTA, LLC(22)		25,000	25,000	0	0.00%
Gael Forterre(23)		74,850	12,500	62,350	*

*

Less than 1%.

(22)

Consists of 25,000 shares of common stock subject to warrants that are currently exercisable and being offered pursuant to this prospectus.  Ira M. Leventhal, whose business address is One Manhattanville Road, Purchase, NY  10577, has voting and dispositive control over the securities held by OTA, LLC.  Mr. Leventhal disclaims beneficial ownership of such securities.  OTA, LLC is a broker dealer and is deemed by the SEC to be an underwriter with respect to the securities.  David R. Morgan, a Selling Stockholder, assigned the warrants held in his name to OTA, LLC in May 2015.

(23)

Consists of 74,850 shares of common stock, of which 12,500 shares of common stock subject to warrants that are currently exercisable are being offered pursuant to this prospectus.  Sean Marconi, a Selling Stockholder, assigned the warrants held in his name to Gael Forterre in April 2015.

The date of this prospectus supplement is July 17, 2015.